Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Interests of Experts” in the Registration Statement on Form F-10 and related short form base shelf prospectus of The Toronto-Dominion Bank for the registration of Debt Securities (subordinated indebtedness), Common Shares, Class A First Preferred Shares, Warrants to Purchase Class A First Preferred Shares and Subscription Receipts of the Bank or any combination thereof and to the incorporation by reference of our report dated December 3, 2014 to the shareholders of The Toronto-Dominion Bank on the Consolidated Balance Sheet of the Bank as at October 31, 2014 and 2013 and the Consolidated Statements of Income, Changes in Shareholders’ Equity, Comprehensive Income and Cash Flows for each of the years then ended, and our report dated December 3, 2014 on the effectiveness of internal control over financial reporting of The Toronto-Dominion Bank as of October 31, 2013, each as contained in its Form 40-F dated December 4, 2014 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

December 4, 2014